Exhibit (a)(5)(R)

Tri-S Security Announces Extension of

Exchange Offer For 10% Convertible Promissory Notes Due 2008

ATLANTA – Friday, October 31, 2008 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced that it has extended until 5:00 p.m., Eastern Standard time, on November 5, 2008, the expiration of its offer to exchange its 10% Convertible Promissory Notes Due 2008 (the “Existing Notes”) for its 14% Convertible Promissory Notes Due 2010 plus warrants to purchase common stock (the “Exchange Offer”). The Exchange Offer was previously scheduled to expire at 5:00 p.m., Eastern Daylight time, on October 31, 2008.

The Exchange Offer remains subject to the terms and conditions set forth in the Offer to Exchange, initially filed with the Securities and Exchange Commission (the “SEC”) on August 20, 2008, as amended through the date hereof, regarding the Exchange Offer and the related Exchange Offer materials, each as also amended through the date hereof. The Offer to Exchange and the related Exchange Offer materials are available free of charge at the SEC’s website at www.sec.gov. In addition, Tri-S Security will provide copies of the Offer to Exchange and the related Exchange Offer materials free of charge to holders of the Existing Notes upon request made in writing or by telephone to Tri-S Security Corporation, Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022, telephone number (678) 808-1540.

The Exchange Offer will expire at 5:00 p.m., Eastern Standard time, on November 5, 2008, unless extended or earlier terminated by Tri-S Security.

This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Tri-S Security.

Tri-S Security Announces Extension of Exchange Offer

October 31, 2008

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities. Security services include uniformed guards, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Contact:

Tri-S Security Corporation

Ronald Farrell, Chairman and Chief Executive Officer

ronfarrell@trissecurity.com

1-678-808-1540

Investor Relations Counsel

Booke and Company, Inc.

1-212 -490-9095